EXHIBIT 2

AMENDED AND RESTATED SETTLEMENT AGREEMENT

This Amended and Restated Settlement Agreement (Agreement) is entered into as of this 17th day of March, 2011 (the Effective Date) by and among the Parties listed below.  This Agreement amends and restates the Settlement Agreement (Settlement Agreement) entered into as of the 10th day of March 2011 by and among the Parties other than James S. Errant, as trustee of the Sandra L. Errant GST Family Trust under agreement Sandra L. Errant Revocable Trust, who is being added as a Party to this Agreement.  The Parties to this Agreement consist of the following:

1)
Roberta P. Washlow (Roberta), individually;  as co-executor of the estate of Sidney L. Port (the Probate Estate);  as co-trustee of the Sidney L. Port Trust Dated July 22, 1970, as restated August 28, 2006 (the Port Trust, and together with the Probate Estate, the Estate);  as a co-trustee of each of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, each established under the Sidney L. Port 2001 Descendants Trust dated December 31, 2001 (the 2001 Trust);  as co-trustee of that certain Voting Trust Agreement dated October 11, 2006, as supplemented by the Supplement to Voting Trust Agreement dated December 8, 2006 (the Voting Trust);  as a general partner and a managing general partner of Port Washlow & Errant, L.P. (PWE Partnership);  and, as a general partner and a managing general partner of Port Investments, L.P. (the PI Partnership).

2)
Ronald B. Port (Ron), individually; as co-executor of the Probate Estate; as co-trustee of the Port Trust; as co-trustee of each of the Ronald B. Port Exempt Trust and the Ronald B. Port Nonexempt Trust, each established under the 2001 Trust; as co-trustee of the Voting Trust; as a general partner and a managing general partner of PWE Partnership;  and, as a general partner and a managing general partner of the PI Partnership.

3)
H. George Mann (George), as co-executor of the Probate Estate (together with Roberta and Ron as executors of the Probate Estate, the Executors);  as co-trustee of the Port Trust (together with Roberta and Ron as trustees of the Port Trust, the Port Trustees);  as co-trustee of each of the Roberta P. Washlow Exempt Trust, the Roberta P. Washlow Nonexempt Trust, the Ronald B. Port Exempt Trust, the Ronald B. Port Nonexempt Trust, each established under the 2001 Trust;  and, as trustee of each of the SLP 2003 Trust A (Roberta’s Trust A), SLP 2003 Trust B (Ron’s Trust B), SLP 2003 Trust C (Samantha’s Trust C), and SLP 2003 Trust D (Jenna’s Trust D, and together with Roberta’s Trust A, Ron’s Trust B, and Samantha’s Trust C, the 2003 Trusts); such trusts were created pursuant to a severance on March 6, 2008 of that certain trust known as the Exempt Trust which was created under that certain trust instrument known as the Sidney L. Port 2003 Descendants Trust dated December 1, 2003 (the 2003 Trust).

4)
James S. Errant (James), individually; as trustee of the SP GST Family Trust under agreement Sandra L. Errant Revocable Trust (SP GST Family Trust);  as trustee of the SP NonGST Family Trust under agreement Sandra L. Errant Revocable Trust (SP NonGST Family Trust);  as trustee of the Sandra L. Errant NonGST Marital Trust under agreement Sandra L. Errant Revocable Trust (Errant NonGST Marital Trust); and, as trustee of the Sandra L. Errant GST Family Trust under agreement Sandra L. Errant Revocable Trust (Errant GST Family Trust).

5)	Samantha E. Borstein (Samantha), individually and as representative for her minor and unborn descendants.

6)	Jenna E. Walsh (Jenna), individually and as representative for her minor and unborn descendants.

All of the entities and individuals described above are sometimes referred to in the singular as a Party and collectively as the Parties.

WHEREAS, this Agreement amends and restates the Settlement Agreement (i) to add as a Party, James Errant, as trustee of the Sandra L. Errant GST Family Trust under agreement Sandra L. Errant Revocable Trust, (ii) to add Section 6 of Article VIII and (iii) to make certain changes to the distributions of Lawson shares by the PI Partnership to trusts for which James serves as trustee.

WHEREAS, Sidney L. Port died on June 11, 2007;

WHEREAS, Sidney L. Port was the father of Roberta, Ron and Sandra L. Errant;

WHEREAS, Sandra L. Errant, deceased, is survived by James, two children, namely, Samantha and Jenna, and several grandchildren;

WHEREAS, the three family lines of Sidney L. Port (ie. the family lines of Ron, Roberta and Sandra L. Errant) hold interests in PWE Partnership and PI Partnership;

WHEREAS, on April 15, 2010, Roberta filed a complaint in the Court of Chancery of the State of Delaware (the Court), individually and on behalf of PWE Partnership and PI Partnership, against Ron, as defendant (the Litigation), relating to Ron’s actions as a director of Lawson Products, Inc. (Lawson) and as a managing general partner of PWE Partnership and PI Partnership;

WHEREAS, the residuary beneficiaries of the Estate are Roberta, Ron, Samantha and Jenna (the Residuary Beneficiaries);

WHEREAS, the Estate recently resolved a prolonged estate tax audit and the Executors have now received an estate tax closing letter;

WHEREAS, the Parties desire to resolve the Litigation by entering into an agreement to dissolve and terminate the Voting Trust, PWE Partnership and PI Partnership and to make arrangements to complete the administration of the Estate, thereby allowing each family line to completely sever financial ties and to operate autonomously;

WHEREAS, the Parties agree that the complete financial separation of the three family lines provides the only viable method of resolving ongoing disputes; and,

WHEREAS, the Parties desire to promptly take the action called for under this Agreement and agree to prepare all documents necessary to implement this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Settlement Agreement shall be amended and restated as follows:

ARTICLE I
RELEASE OF PROMISSORY NOTE SECURITY

Section 1. On March 11, 2008, the Port Trust borrowed funds from the 2003 Trusts for the payment of administration expenses and issued four promissory notes, and pledged nearly all of its shares of common stock of Lawson (Lawson shares) as collateral, as follows:  (1) $3,875,000 promissory note to Roberta’s Trust A, secured by 381,667 of the Port Trust’s Lawson shares and 400,000 of PI Partnership’s Lawson shares and guaranteed by Roberta;  (2) $3,875,000 promissory note to Ron’s Trust B, secured by 381,667 of the Port Trust’s Lawson shares and 400,000 of PI Partnership’s Lawson shares and guaranteed by Ron, (3) $1,937,500 promissory note to Samantha’s Trust C, secured by 190,833 of the Port Trust’s Lawson shares and 200,000 of PI Partnership’s Lawson shares and guaranteed by Samantha, and (4) $1,937,500 promissory note to Jenna’s Trust D, secured by 190,833 of the Port Trust’s Lawson shares and 200,000 of PI Partnership’s Lawson shares and guaranteed by Jenna (each, a Promissory Note, and together the Promissory Notes);

Section 2. At a closing (the Closing) to be held on March 17, 2011 (the Closing Date), the Parties shall restructure the Promissory Notes consistent with the resolution of the estate tax audit, as follows:

 (A)  With respect to each of the Promissory Notes, Port Trust shall grant the holder thereof the right to require prepayment of such Promissory Note, in whole or in part, at any time and from time to time, on or after April 1, 2019 (the “Call Date”);

(B)  George, as Trustee of the 2003 Trusts shall release Lawson shares (or the proceeds thereof for any sale of such shares sold prior to the Closing Date, it being understood that any pledged shares sold by the Estate prior to the Closing Date shall be deemed to be such shares), and the other Parties shall consent to such release, from the collateral arrangements to permit the Estate to satisfy all of its obligations, such Lawson shares to be delivered directly to the Port Trust as follows:  (1) 90,000 Lawson shares pledged by the Port Trust as collateral to Roberta’s Trust A;  (2) 90,000 Lawson shares pledged by the Port Trust as collateral to Ron’s Trust B;  (3) 45,000 Lawson shares pledged by the Port Trust as collateral to Samantha’s Trust C; and (4) 45,000 Lawson shares pledged by the Port Trust as collateral to Jenna’s Trust D; provided, however, that the shares released and the proceeds thereof shall be applied first solely to satisfy the Estate’s outstanding obligations as further provided in this Agreement;

(C)  George, as Trustee of the 2003 Trusts shall release from the collateral arrangements, and the other Parties shall consent to such release, all cash dividends of Lawson shares previously paid, and interest thereon, if any, and such assets shall be delivered directly to the party that pledged the Lawson stock on which the dividends were paid and the accounts closed;

(D)  As a result of the sale or other disposition by the Estate of the Lawson shares released from the collateral arrangements under Section 2(B) above, the Parties acknowledge that the dividends received from the remaining Lawson shares pledged as security by the Estate may not be sufficient to satisfy the required quarterly interest obligation with respect to the Promissory Notes; and

(E)  The Parties shall alter the collateral requirements under the Promissory Notes and the associated credit documents as if the maturity date of the Promissory Note is the Call Date instead of March 11, 2022.  By way of explanation, for purposes of computing the collateral requirements under the Promissory Notes, no interest will be deemed to accrue between the Call Date and March 11, 2022, thereby reducing the collateral that will be required to service such debt.  In no event, however, will this affect the actual interest payable under the Promissory Notes and the remaining collateral requirements to the extent that the Promissory Notes remain outstanding after the Call Date.

ARTICLE II
SATISFACTION OF REMAINING CHARITABLE OBLIGATIONS AND BEQUESTS

Section 1. As soon as practicable after the Closing Date, the Port Trust shall take such action as is required to satisfy its remaining charitable obligations and pre-residuary gifts of the Estate as follows:

    (A)  To the extent that the Port Trust is able to do so, the Port Trust shall satisfy with Lawson shares, in accordance with federal and state securities laws and fiduciary obligations, its remaining charitable obligations and pre-residuary gifts, which aggregate approximately $3,460,000.

    (B)  To the extent that the Port Trust is not able to satisfy the obligations described under Section 1(A) above with Lawson shares, the Port Trust shall, from time to time and in accordance with federal and state securities laws and fiduciary obligations, sell Lawson shares to generate the liquidity required to satisfy such obligations.

ARTICLE III
ESTATE AND TRUST TERMINATION AND FINAL DISTRIBUTION

Section 1. The Port Trust shall, as soon as practicable after the Closing Date, and in accordance with federal and state securities laws and fiduciary obligations, sell sufficient Lawson shares to satisfy its remaining administration expenses, specifically including the items provided in Section 2 and Section 3, below.

Section 2. At the Closing, the Port Trust shall satisfy the $150,000 executor fee claimed on the estate tax return and payable to George, as specifically provided in Section 4 of this Article III.

Section 3. The Port Trust shall satisfy all accounting and legal administration expenses, and, in partial fulfillment of that requirement, the Port Trustees shall, at the Closing, reimburse Roberta $500,000 for legal fees relating to negotiating and documenting settlement agreements, as specifically provided in Section 4 of this Article III.  No additional legal fees shall be reimbursed or paid by the Port Trust that were incurred by Roberta through the Closing Date. Any other fees reimbursed to Roberta or paid by the Port Trust after the Closing Date must be reasonable and related to the administration of the Port Trust.  The Port Trust shall satisfy at the Closing all outstanding fees due to McDermott Will & Emery LLP and to Katten Muchin Rosenman LLP, as specifically provided in Section 4 of this Article III.

Section 4. Notwithstanding any contrary provision under this Agreement, the $500,000 reimbursement payable to Roberta, the $150,000 executor fee payable to George, and the outstanding fees due to McDermott Will & Emery LLP and Katten Muchin Rosenman LLP shall be paid to such individuals and to such law firms from the available cash (after the establishment of reasonable reserves for income taxes and capital gain tax obligations) in the Port Trust at the Closing; provided, however, if there is not sufficient available cash in the Port Trust to make all such payments at the Closing, then such individuals and law firms shall be paid on a pro rata basis at the Closing to the extent of the then available cash in the Port Trust, and the balance of such payments shall be made as soon as practicable on a pro rata basis from time to time thereafter as cash becomes available in the Port Trust, with the final balance of such payments being made as and when sufficient cash becomes available (subject in all events to reasonable reserves for income taxes and capital gain tax obligations).

Section 5. The Executors and Port Trustees shall take any and all action necessary to promptly complete the administration of the Estate.

Section 6. At the Closing, the Parties shall take all action required to distribute the Promissory Notes and the assets securing the Promissory Notes, subject to the collateral arrangements, as follows:

               (A)  The Port Trustees shall distribute to Roberta all of the Port Trust’s interests in the assets securing the Promissory Note issued to Roberta’s Trust A and Roberta shall assume all obligations on behalf of the Estate for repayment of such Promissory Note, and all Parties necessary to provide for the complete assumption of the Promissory Note by Roberta and the complete release of the Estate shall execute the requisite documents.

               (B)  The Port Trustees shall distribute to Ron all of the Port Trust’s interests in the assets securing the Promissory Note issued to Ron’s Trust B and Ron shall assume all obligations on behalf of the Estate for repayment of such Promissory Note, and all Parties necessary to provide for the complete assumption of the Promissory Note by Ron and the complete release of the Estate shall execute the requisite documents.

                (C)  The Port Trustees shall distribute to Samantha all of the Port Trust’s interests in the assets securing the Promissory Note issued to Samantha’s Trust C and Samantha shall assume all obligations on behalf of the Estate for repayment of such Promissory Note, and all Parties necessary to provide for the complete assumption of the Promissory Note by Samantha and the complete release of the Estate shall execute the requisite documents.

               (D)  The Port Trustees shall distribute to Jenna all of the Port Trust’s interests in the assets securing the Promissory Note issued to Jenna’s Trust D and Jenna shall assume all obligations on behalf of the Estate for repayment of such Promissory Note, and all Parties necessary to provide for the complete assumption of the Promissory Note by Jenna and the complete release of the Estate shall execute the requisite documents.

Section 7. After all outstanding obligations of the Estate have been satisfied, including but not limited to pre-residuary and charitable distributions and administrative and legal expenses, the Port Trustees shall distribute any remaining residuary assets as follows (provided, however, that certain miscellaneous investments that aggregate approximately $100,000 in value may first be sold to family members or others at mutually agreed prices, namely interests in Norcor Finley, Joe’s Stone Crab, MK Associates, LLC, Sidcor 50/50 Associates and various promissory note receivables):  (A) one-third to Ron, (B) one-third to Roberta, and (C) one-sixth to each of Jenna and Samantha.

Section 8. Ron and Roberta maintain possession of the tangible personal property distributable to them under the residuary gift provision of Paragraph 10(g) of the Port Trust.  In accordance with Paragraph 10(g) of the Port Trust, the residuary tangible personal property is required to be divided equally between Ron and Roberta, as Ron and Roberta shall agree.  Ron and Roberta agree to equally divide the tangible personal property on the basis of mutually agreed values.  At the Closing, Ron and Roberta agree to settle in cash any inequality in the agreed allocation of the tangible personal property and shall make prompt arrangements for the auction or other disposition of any tangible personal property that is not desired by either Ron or Roberta or for which Ron and Roberta are not able to agree on a value.

Section 9. In no event shall the Port Trustees reduce on a disproportionate basis a Residuary Beneficiary’s share of the ultimate distribution of the Port Trust for legal fees incurred prior to or on the Closing Date, or after the Closing Date as permitted under this Agreement, by or on behalf of such Residuary Beneficiary.

Section 10. The Executors agree to close the Probate Estate as soon as practicable.

Section 11. The Port Trustees agree to use reasonable best efforts to accomplish the full and complete administration of the Port Trust by December 31, 2011 and to make arrangements to close the administration of the Port Trust during 2011.

Section 12. The Estate shall use reasonable best efforts to file its final income tax returns for 2011 as soon as practicable.

Section 13. If the Port Trustees exhaust the resources of the Port Trust without satisfying all administrative expenses, charitable obligations and pre-residuary gifts, each Residuary Beneficiary agrees to contribute to the Port Trust, on a pro rata basis, a fixed amount agreed to by the Port Trustees and required to enable the Port Trust to satisfy such expenses, obligations and gifts; provided, that, any contribution may, at the option of a Residuary Beneficiary, be satisfied in-kind with Lawson shares; provided, further, that in no event shall a Residuary Beneficiary be required to contribute in the aggregate a greater number of Lawson shares than are distributed to the Residuary Beneficiary from the Port Trust at the Closing.

ARTICLE IV
PROXY RIGHTS TO VOTE LAWSON STOCK

Section 1. At the Closing, each Party holding Lawson shares shall grant (and, each Party other than George, shall cause each Successor Trustee to grant) an irrevocable proxy granting to Ron, individually, the right to vote the Lawson shares, for which he, she or it is the beneficial stockholder or otherwise has voting control, for the period beginning on the date of this Agreement and ending on the Proxy Termination Date, defined below (the Proxy).  For all purposes of this Agreement, the Proxy Termination Date means the first to occur of (i) June 11, 2012, (ii) the date of death of Ron, (iii) the date that Ron becomes permanently incapacitated (provided, that Ron may not exercise any Proxy at any time that he is temporarily incapacitated, in which case the stockholder granting the Proxy may vote the shares during such period of incapacitation) and (iv) the date of a transfer of the shares, by sale or otherwise, to a Qualified Transferee (defined below), but only with respect to any shares which are transferred to a Qualified Transferee.  For all purposes of this Agreement, the term Qualified Transferee shall mean and include any person or entity other than (1) a descendant of Sidney L. Port, (2) a spouse or surviving spouse of a descendant of Sidney L. Port, (3) any trust or estate for the benefit of any of such individuals, (4) any other entity owned or controlled by any of such individuals or such trusts, or (5) any other person or entity who has an agreement, arrangement, or understanding with any person identified in (1) through (4) with respect to the voting or disposition of any such transferred shares where such agreement, arrangement or understanding would continue following the transfer by any person identified in (1) through (4) of any such transferred shares.  Notwithstanding any provision of this Agreement to the contrary, it is the specific intention of the Parties that the Proxy shall have no effect whatsoever on the marketability or transferability of the Lawson shares which are subject to the proxy, such that a Qualified Transferee shall not be subject to the Proxy.  In no event shall a Proxy granted under this Agreement be reflected in the Lawson stock register, be evidenced on any share certificate by legend or otherwise, or be evidenced on the records of any account holding such shares.  Each Proxy granted shall specifically exclude the right to vote on any transaction involving the sale of all or substantially all of Lawson’s assets, or any merger or other business combination transaction to which Lawson or any of its affiliates is a party.

ARTICLE V
VOTING TRUST TERMINATION AND DISSOLUTION OF PARTNERSHIPS

Section 1. At the Closing, Ron and Roberta shall terminate the Voting Trust.  The Lawson shares and any other assets held in the Voting Trust shall be distributed at the Closing pro rata to the holders of the beneficial interests in accordance with the terms and conditions of the Voting Trust governing instrument, which the Parties agree requires 80,000 shares to be distributed to Roberta’s Trust A, 80,000 shares to be distributed to Ron’s Trust B, 40,000 shares to be distributed to Samantha’s Trust C, and 40,000 shares to be distributed to Jenna’s Trust D.

Section 2. After establishing a reasonable reserve for the final administration of the PI Partnership and the PWE Partnership, all cash held by the PI Partnership and the PWE Partnership shall be distributed at the Closing pro rata to the partners thereof in accordance with their respective ownership interests in such partnerships.

Section 3. PI Partnership holds cash and 1,200,000 Lawson shares that are pledged to secure various Promissory Notes as follows:  (1) 400,000 of the PI Partnership’s Lawson shares are pledged to secure the Promissory Note issued by the Port Trust to Roberta’s Trust A, (2) 400,000 of the PI Partnership’s Lawson shares are pledged to secure the Promissory Note issued by the Port Trust to Ron’s Trust B, (3) 200,000 of the PI Partnership’s Lawson shares are pledged to secure the Promissory Note issued by the Port Trust to Samantha’s Trust C, and (4) 200,000 of the PI Partnership’s Lawson shares are pledged to secure the Promissory Note issued by the Port Trust to Jenna’s Trust D.  At the Closing, the Parties to this Agreement who constitute all of the general and limited partners of PI Partnership shall dissolve PI Partnership and distribute the assets of PI Partnership, subject to the pledge arrangements, pro rata among its partners as follows:

        (A)  399,000 Lawson shares shall be distributed to Roberta (which shares shall continue to secure the Promissory Note issued to Roberta’s
Trust A);
        (B)  3,000 Lawson shares shall be distributed to the Roberta P. Washlow Nonexempt Trust;
        (C)  399,000 Lawson shares shall be distributed to Ron (which shares shall continue to secure the Promissory Note issued to Ron’s Trust B);
        (D)  3,000 Lawson shares shall be distributed to the Ronald B. Port Nonexempt Trust;
        (E)  57,145 Lawson shares shall be distributed to the Errant GST Family Trust (28,572 shares of which shall continue to secure the Promissory Note issued to Samantha’s Trust C and 28,573 shares of which shall continue to secure the Promissory Note issued to Jenna’s Trust D);
        (F)  338,855 Lawson shares shall be distributed to the Errant NonGST Marital Trust (169,428 shares of which shall continue to secure the Promissory Note issued to Samantha’s Trust C and 169,427 shares of which shall continue to secure the Promissory Note issued to Jenna’s Trust D);
        (G)  Any remaining assets shall be distributed in a manner that provides for the pro rata allocation of assets among the partners of PI Partnership;
        (H)  With respect to the distribution of 2,000 Lawson shares to the Ronald B. Port Nonexempt Trust and 2,000 Lawson shares to the Roberta P. Washlow Nonexempt Trust that were collateral with respect to the loans to Samantha’s Trust C and Jenna’s Trust D, the collateral interest of Samantha’s Trust C and Jenna’s Trust D shall be released as of the Closing Date and (i) Samantha, individually, shall substitute 2,000 Lawson shares distributable to her under Section 4, below, as collateral with respect to the loan to Samantha’s Trust C, and (ii) Jenna, individually, shall substitute 2,000 Lawson shares distributable to her under Section 4, below, as collateral with respect to the loan to Jenna’s Trust D;
         (I)  With respect to the distribution of 1,000 Lawson shares to the Roberta P. Washlow Nonexempt Trust that were collateral with respect to the loan to Roberta’s Trust A, the collateral interest of Roberta’s Trust A shall be released at the Closing and Roberta, individually, shall substitute 1,000 Lawson shares distributable to her under Section 4, below, as collateral with respect to the loan to Roberta’s Trust A; and
         (J)  With respect to the distribution of 1,000 Lawson shares to the Ronald B. Port Nonexempt Trust that were collateral with respect to the loan to Ron’s Trust B, the collateral interest of Ron’s Trust B shall be released at the Closing and Ron, individually, shall substitute 1,000 Lawson shares distributable to him under Section 4, below, as collateral with respect to the loan to Ron’s Trust B.

Section 4. PWE Partnership holds cash and Lawson shares. At the Closing, the Parties to this Agreement who constitute all of the general and limited partners of PWE Partnership shall dissolve PWE Partnership and distribute the assets of PWE Partnership pro rata among its partners as follows:

        (A) 4,830 Lawson shares shall be distributed to Roberta;
        (B) 187,936 Lawson shares shall be distributed to the Roberta P. Washlow Exempt Trust;
        (C) 30,899 Lawson shares shall be distributed to the Roberta P. Washlow Nonexempt Trust;
        (D) 383,165 Lawson shares shall be distributed to Roberta’s Trust A;
        (E) 4,830 Lawson shares shall be distributed to Ron;
        (F) 52,514 Lawson shares shall be distributed to Ronald B. Port Nonexempt Trust;
        (G) 166,322 Lawson shares shall be distributed to the Ronald B. Port Exempt Trust;
        (H) 383,165 Lawson shares shall be distributed to Ron’s Trust B;
        (I) 39,127 Lawson shares shall be distributed to Samantha;
        (J) 191,583 Lawson shares shall be distributed to Samantha’s Trust C;
        (K) 39,127 Lawson shares shall be distributed to Jenna;
        (L) 191,583 Lawson shares shall be distributed to Jenna’s Trust D;
        (M) 110,263 Lawson shares shall be distributed to the SP GST Family Trust;
        (N) 26,092 Lawson shares shall be distributed to the SP NonGST Family Trust; and
        (O) Any remaining assets shall be distributed in a manner that provides for the pro rata allocation of assets among the partners of PWE Partnership.

ARTICLE VI
LAWSON STOCK SALES

Section 1. Each of Ron, Roberta, James, Samantha and Jenna agrees with respect to the Lawson shares distributed from PI Partnership and PWE Partnership, that, during each of the first two three month periods immediately following the Closing Date, each of the three family lines (together with the respective trusts created for the benefit of members of each family line, other than the Port Trust) shall share equally in the amount of Lawson shares distributed from PI Partnership and PWE Partnership that such Parties are collectively able to sell during such period under Rule 144 promulgated under the Securities Act of 1933, as amended (Rule 144). The provisions set forth in this Section 1 shall not restrict the ability of the Port Trust to transfer or sell shares, or restrict the ability of the Port Trust to otherwise comply with the terms of this Agreement.  Each of Ron, Roberta, James, Samantha and Jenna shall in good faith cooperate with each other to avoid violating the volume limitations of Rule 144 with respect to the sale of shares distributed from PI Partnership and PWE Partnership.

ARTICLE VII
RESIGNATION OF H. GEORGE MANN

Section 1. At the Closing, any outstanding trustee fees due, including previously unpaid fees for all prior periods, to George through and including the Closing Date shall be paid in full.  Such fees are, in the aggregate, $94,160 and are provided in detail as follows (amounts for 2011 are prorated through March 17, 2011 and are equal to 76/365 or 20.8% of the annual fee):

(A) Outstanding trustee fees for Roberta’s Trust A are $16,667 for 2009, $16,667 for 2010, and $3,470 for 2011, for a total of $36,804.
(B) Outstanding trustee fees for the Roberta P. Washlow Exempt Trust are $2,500 for 2009, $2,500 for 2010, and $521 for 2011, for a total of $5,521.
(C) Outstanding trustee fees for the Roberta P. Washlow Nonexempt Trust are $2,500 for 2009, $2,500 for 2010, and $521 for 2011, for a total of $5,521.
(D)Outstanding trustee fees for Ron’s Trust B are $16,667 for 2010 and $3,470 for 2011, for a total of $20,137.
(E)Outstanding trustee fees for the Ronald B. Port Exempt Trust are $2,500 for 2010 and $521 for 2011, for a total of $3,021.
(F)Outstanding trustee fees for the Ronald B. Port Nonexempt Trust are $2,500 for 2010 and $521 for 2011, for a total of $3,021.
(G)Outstanding trustee fees for Samantha’s Trust C are $8,333 for 2010 and $1,735 for 2011, for a total of $10,068.
(H)Outstanding trustee fees for Jenna’s Trust D are $8,333 for 2010 and $1,735 for 2011, for a total of $10,068.

Each of Parties whose respective trusts owe fees to George, as described above, agrees to make arrangements to pay these fees at Closing.

Section 2. At the Closing, George shall resign as co-trustee of each of the Roberta P. Washlow Exempt Trust, the Roberta P. Washlow Nonexempt Trust, the Ronald B. Port Exempt Trust, the Ronald B. Port Nonexempt Trust, and each separate trust established under the 2001 Trust.

Section 3. At the Closing, George shall resign as trustee of the Roberta’s Trust A, Ron’s Trust B, Samantha’s Trust C and Jenna’s Trust D, and any other trust established under the 2003 Trust.

Section 4. At the Closing, the Parties and the Releasing Parties (defined below) and the Successor Trustees (defined below) shall execute and deliver documents evidencing the resignations referred to in Section 2 and 3 of this Article VII in the form attached hereto as Exhibit A-1 through Exhibit A-8 and the Parties and the Releasing Parties shall also execute and deliver documents evidencing certain releases, indemnifications and covenants in the form attached hereto as Exhibit B-1 through Exhibit B-3.

Section 5. At the Closing, pursuant to the resignations described in Section 4 of this Article and signed by the Parties, the Releasing Parties, and the Successor Trustees, certain successor trustees to George will be appointed to act for each trust from which George is resigning as trustee or co-trustee, as follows:

               (A) With respect to the Roberta P. Washlow Exempt Trust, the Roberta P. Washlow Nonexempt Trust, and Roberta’s Trust A, Michael D. Marrs shall act as successor trustee or co-trustee, as the case may be, to fill the vacancy created by George’s resignation from each such trust.

               (B) With respect to the Ronald B. Port Exempt Trust, the Ronald B. Port Nonexempt Trust, and Ron’s Trust B, Charles Levun shall act as successor trustee or co-trustee, as the case may be, to fill the vacancy created by George’s resignation from each such trust.

               (C) With respect to Samantha’s Trust C, James Gardner shall act as successor trustee or co-trustee, as the case may be, to fill the vacancy created by George’s resignation from each such trust.

               (D) With respect to Jenna’s Trust D, James Gardner shall act as successor trustee or co-trustee, as the case may be, to fill the vacancy created by George’s resignation from each such trust.  Successor Trustees means all of Michael D. Marrs, James Gardner, and Charles Levun.

ARTICLE VIII
   RELEASES

Section 1. At the Closing, Roberta, James, Samantha and Jenna and each of the Releasing Parties shall release and forever discharge Ron, individually, as a director of Lawson, and as a General Partner and Managing General Partner of PWE Partnership and PI Partnership, from any and all Claims (as defined below) based on the facts that are set forth in the Litigation.  At the Closing, Ron, James, Samantha and Jenna and each of the Releasing Parties shall release and forever discharge Roberta, individually and as a General Partner and Managing General Partner of PWE Partnership and PI Partnership, from any and all Claims based on the facts that are set forth in the Litigation.  The Parties to the Litigation shall, within two days after the Closing, jointly request that the Court enter an order of dismissal of the Litigation with prejudice.  Relevant Parties agree to execute all documents reasonably required to request that the Court issue the Dismissal Order.  Releasing Parties means all of the adult descendants of Sidney L. Port other than Roberta, Ron, Samantha and Jenna.

Section 2. At the Closing, each of the Parties (other than George), each of the Releasing Parties, each of the individual Parties (other than George) on behalf of his or her minor or unborn descendants, and each of the Releasing Parties on behalf of his or her minor or unborn descendants shall release and forever discharge each of the other Parties (other than George) and Releasing Parties (individually, as trustee or co-trustee of any trust established by Sidney L. Port or any of his descendants (each such trust to be referred to as a Port Family Trust), and in any other capacity) from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, incidents, executions, claims and demands, whether in law or in equity, or created by statute, code, rule, regulation or professional code (referred to individually as a Claim, and collectively as the Claims), which she, he or it ever had, now has or shall or may have upon or by reason of any act, omission, collection, disbursement, cause, matter or thing, from the beginning of time through and including the Closing Date (and all actions associated with the Closing) relating to (1) PWE Partnership, (2) PI Partnership, (3) the Port Estate, and (4) each and every Port Family Trust, provided that the Claims shall not include any obligations under this Agreement.

Section 3. At the Closing, each Releasing Party and each of the individual Parties on behalf of his or her minor or unborn descendants shall also specifically waive, release, and covenant not to sue any trustee of the Port Trust or any executor of the Probate Estate (including their predecessors and successors) for any Claim for failure to diversify the assets of the Sidney L. Port 1970 Trust arising at any time in the past, present or future.

Section 4. At the Closing, PWE Partnership, PI Partnership, Roberta, Samantha, Jenna and each Releasing Party shall release Lawson and all of its directors, and forever discharge Lawson and all of its directors, from any and all claims (i) set forth in the Litigation, (ii) relating to or arising out of any conduct by Lawson or its directors referred to in Paragraph 20 of the complaint associated with the Litigation, and (iii) asserting that Lawson acted improperly in indemnifying Ron in connection with the Litigation (collectively, the Discharged Claims).  At the Closing, Roberta shall covenant that, with respect to the Discharged Claims, (i) she will not authorize any entity she manages or controls to pursue litigation or otherwise assert such claims, and (ii) she will take such steps as are reasonably available to her as a co-manager, trustee, beneficiary to oppose the pursuit of such litigation by such entities or other assertion of such claims by such entities.

Section 5. Actions to be taken at the Closing shall be taken contemporaneously by the Parties, the Releasing Parties and the Successor Trustees as described in this Agreement, and shall be subject to the satisfactory completion of each of the other parties’ respective obligations herein.

Section 6. On completion of the administration of the Estate, each Residuary Beneficiary will either (a) provide a general release and discharge to each of the Port Trustees and the Executors of the Probate Estate, or (b) submit to an Illinois court for the Port Trustees and the Executors of the Probate Estate to obtain judicial approval of the accounts, from the Closing Date to the completion of the administration.

ARTICLE IX
DEATH TAX COVENANT

Section 1. Each of the Residuary Beneficiaries shall take no action, directly or indirectly, or omit to take action, which would cause the Interest Expense Deduction (defined below) to be disallowed.  The Interest Expense Deduction means the interest claimed by the fiduciaries of the Estate as a deduction on the United States Estate (and Generation-Skipping Transfer) Tax Return Form 706 filed on or about September 11, 2008 with respect to Sidney L. Port, decedent, which was finally accepted by the Internal Revenue Service and for which return the Internal Revenue Service issued an estate tax closing document on February 10, 2011.

ARTICLE X
MISCELLANEOUS

Section 1. At the Closing, the Parties shall amend the Promissory Notes and related security and loan documentation as reasonably provided by the 2003 Trusts and shall take all actions requested by the 2003 Trusts to maintain perfected security interests in the collateral securing the Promissory Notes.

Section 2. Each Party acknowledges that such Party (A) is represented by independent legal counsel with regard to this Agreement and has been fully advised of any and all legal rights they may have in connection therewith or (B) is not represented by legal counsel, after having had the opportunity to seek legal counsel with regard to this Agreement.

Section 3. Each Party acknowledges that he or she has the power and authority to execute this Agreement.

Section 4. This Agreement shall be binding upon all Parties and their respective successors in interest, heirs, legatees, executors and assigns.

Section 5. Each Party hereto shall, without additional consideration, at any time and at all times upon reasonable request by any other Party or such other Party’s legal representatives, promptly and timely take all actions and make, execute and deliver any and all other and further instruments, writings or documents as may be reasonably necessary or desirable for the purpose of giving full force and effect to the provisions of this Agreement and carrying out the intent and purposes hereof.

Section 6. Nothing contained in this Agreement, nor any action taken by any Party in connection with this Agreement, constitutes an admission of wrongdoing or liability on the part of any Party.

Section 7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, provided, however, that is the intention of the Parties that Illinois virtual representation shall apply to this Agreement and that this Agreement shall qualify as a valid and binding nonjudicial settlement agreement as described in Section 16.1 of the Trusts and Trustees Act (760 ILCS 5/16.1).

Section 8. The Parties agree that in the event that any Party should violate any provision of this Agreement, the remedies at law available to any other Party may be inadequate.  Accordingly, the Parties agree that each Party shall have the right, in addition to any other rights or remedies that such Party may have, at law or in equity, to specific performance and/or injunctive or other equitable relief to enforce or prevent a breach of the terms of this Agreement

Section 9. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements are merged herein.  This Agreement may not be modified or rescinded except pursuant to a written instrument signed by all of the Parties hereto.

Section 10. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Pages Follows]

The Parties sign this Agreement as of the date first written above by the Parties

/s/ Roberta P. Washlow	/s/ Ronald B. Port
Roberta P. Washlow, individually;  as executor of the Probate Estate;  as co-trustee of the Port Trust;  as a co-trustee of each of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, each established under the 2001 Trust;  as co-trustee of the Voting Trust; as a general partner and a managing general partner of PWE Partnership; and as a general partner and a managing general partner of PI Partnership

Ronald B. Port, individually;  as executor of the Probate Estate;  as co-trustee of the Port Trust;  as co-trustee of each of the Ronald B. Port Exempt Trust and the Ronald B. Port Nonexempt Trust, each established under the 2001 Trust;  as co-trustee of the Voting Trust;  as a general partner and a managing general partner of PWE Partnership;  and, as a general partner and a managing general partner of PI Partnership

/s/ James S. Errant	/s/ H. George Mann
James S. Errant, individually;  as a trustee of the SP GST Family Trust under agreement Sandra L. Errant Revocable Trust;  as trustee of the SP NonGST Family Trust under agreement Sandra L. Errant Revocable Trust;  as trustee of the Sandra L. Errant NonGST Marital Trust under agreement Sandra L. Errant Revocable Trust; as trustee of the Sandra L. Errant GST Family Trust under agreement Sandra L. Errant Revocable Trust

H. George Mann, as co-executor of the Probate Estate;  as co-trustee of the Port Trust;  as co-trustee of each of the Roberta P. Washlow Exempt Trust, the Roberta P. Washlow Nonexempt Trust, the Ronald B. Port Exempt Trust, the Ronald B. Port Nonexempt Trust, each established under the 2001 Trust;  as trustee of each of the Roberta’s Trust A, Ron’s Trust B, Samantha’s Trust C and Jenna’s Trust D

/s/ Samantha E. Borstein	/s/ Jenna E. Walsh
Samantha E. Borstein, individually and as representative for her minor and unborn descendants	Jenna E. Walsh, individually and as representative for her minor and unborn descendants

The Releasing Parties (defined above), whose signatures are provided below, hereby acknowledge by signing below that they consent to the Settlement Agreement and the actions required to be taken by the Parties under the Settlement Agreement, as of the Closing Date, and are parties to this Agreement as provided in Articles VII and VIII:

/s/ Rebecca A. Washlow	/s/ Joshua P. Washlow
Rebecca A. Washlow, individually and as representative for her unborn descendants	Joshua P. Washlow, individually and as representative for his minor and unborn descendants

/s/ Jacob S. Washlow	/s/ David D. Port
Jacob S. Washlow, individually and as representative for his unborn descendants	David D. Port, individually and as representative for his minor and unborn descendants

/s/ Jesse R. Port
Jesse R. Port, individually and as representative for his unborn descendants

The Successor Trustees (defined above), whose signatures are provided below, as of the Closing Date, are parties to this Agreement only as provided in Article VII:

/s/ Michael D. Marrs	/s/ Charles Levun
Michael D. Marrs, as successor co-trustee of the Roberta P. Washlow Exempt Trust and the Roberta P. Washlow Nonexempt Trust, and as successor trustee of Roberta’s Trust A	Charles Levun, as successor co-trustee of the the Ronald B. Port Exempt Trust and the Ronald B. Port Nonexempt Trust, and as successor trustee of Ron’s Trust B
/s/ James Gardner	/s/ James Gardner
James Gardner, as successor trustee of Samantha’s Trust C	James Gardner, as successor trustee of Jenna’s Trust D